EXHIBIT 1(A)
                                  AMENDMENT TO
                                RIGHTS AGREEMENT


     This Amendment to the Rights Agreement dated as of December 12, 1990 (the "Rights Agreement"), is made as of December 13, 1996, by Pioneer Financial Services, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

     WHEREAS, pursuant to provision (iii) of Section 26 of the Rights Agreement, the Company desires to amend the Rights Agreement as provided herein; and

     WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company in accordance with Section 26 of the Rights Agreement and the Rights Agent has not determined in good faith that the amendments contemplated hereby would adversely affect its interests under the Rights Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Rights Agreement shall be amended as follows:

     1. Section 1(a) of the Rights Agreement (the definition of "Acquiring Person") shall be amended such that the word "or" immediately preceding provision (iv) thereof shall be deleted and the following language shall be inserted immediately before the end of the section: ", or (v) only in connection with that certain Agreement and Plan of Merger dated as of December 15, 1996 by and among Conseco, Inc., Rock Acquisition Company and the Company, Conseco, Inc. and Rock Acquisition Company."

     2. Section 1(p) of the Rights Agreement (the definition of "Separation Date") shall be amended such that the word "or" immediately preceding provision
(z) thereof shall be deleted and the following language shall be inserted immediately after provision (z) but before the end of the parenthetical: ", or
(zz) only in connection with that certain Agreement and Plan of Merger dated as of December 15, 1996 by and among Conseco, Inc., Rock Acquisition Company and the Company, Conseco, Inc. and Rock Acquisition Company."



                                      * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                              PIONEER FINANCIAL SERVICES, INC.


                              By:  /s/ A. Clark Waid, III

                              Name:     A. Clark Waid, III
                              Title:    Secretary



                              FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent


                              By:  /s/ Diane S. Calcagno

                              Name:     Diane S. Calcagno
                              Title:    Assistant Vice President